Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-4 No. 333-261232) of Vontier Corporation, and
(2) Registration Statement (Form S-8 No. 333-249343) pertaining to Vontier Corporation 2021 Stock Incentive Plan, Vontier Executive Deferred Incentive Plan, Vontier Retirement Savings Plan, and Vontier Union Retirement Savings Plan of Vontier Corporation;

of our reports dated February 24, 2022, with respect to the consolidated and combined financial statements and schedule of Vontier Corporation and subsidiaries included in this Annual Report (Form 10-K) of Vontier Corporation for the year ended December 31, 2021.

/s/ Ernst & Young LLP
Raleigh, North Carolina
February 24, 2022